Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Agreement”) is made as of March 25, 2008 by Bekem Metals, Inc., a Utah corporation (the “Employer”), and Yermek Kudabayev, an individual resident in the Republic of Kazakhstan, Almaty (the “Executive”). The parties do hereby agree to amend, pursuant to Section 9.9 of said Employment Agreement originally executed as of May 1, 2006, said Employment Agreement as follows:

The “Recitals” section of the Agreement is amended to read as follows:

The Employer and the Executive desire the Executive’s employment with the Employer, and the Executive wishes to accept employment, upon the terms and conditions set forth in this Agreement. Retroactive to June 1, 2007 the Executive is appointed as President and Chief Executive Officer of the Employer on the terms and conditions set forth

1. Section 2.3 is amended to read as follows:

2.3 DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will serve as President and Chief Executive Officer of the Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Employer, will use his best good faith efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

2. Section 3.1(A) is amended to read as follows:

3.1 BASIC COMPENSATION

(A) Salary. The Executive will be paid a monthly salary of $15,000 ($180,000 annually), retroactive to June 1, 2007, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors, but in no event will the Salary be less than $180,000 per year. The annual salary of $180,000 shall be a net, payable to the Executive, with payment made in the Republic of Kazakhstan. All taxes and dues required under the applicable laws of Kazakhstan will be the responsibility of Bekem Metals, Inc.

3. Section 3.2 shall be amended to add Section 3.2(C) as follows:

3.2 INCENTIVE COMPENSATION

(C) Additional Restricted Stock Grant. The Employer shall amend the Bekem Metals, Inc., Restricted Stock Agreement, dated April 7, 2006, (the “Original Restricted Stock Agreement”) to provide Executive with an additional restricted stock grant of 38,343 common shares in the Employer. Such increase shall be accomplished by a First Amendment to Bekem Metals, Inc. Restricted Stock Agreement, dated March 25, 2008. (the “Amended Restricted Stock Agreement”) The terms and conditions of the additional restricted stock grant shall be set forth in the Amended Restricted Stock Agreement, a copy of which is attached as Exhibit “C” to this Agreement, and incorporated herein by this reference and shall be governed by the EMPS Research Corporation 2003 Stock Option Plan as adopted March 4th, 2003. Any taxation associated with this restricted stock grant under the laws of the Republic of Kazakhstan, the United States of America and/or any other applicable jurisdiction shall be the Executive’s sole responsibility

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: Bekem Metals, Inc.

Adam Cook, Corporate Secretary

EXECUTIVE:

Yermek Kudabayev

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